Exhibit 10.27

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of January 23, 2006 (the “Effective Date”), by and between Mueller Holding Company, Inc., a Delaware corporation (“HoldCo”), and Dale B. Smith (“Employee”).

WITNESSETH:

WHEREAS, HoldCo is the sole shareholder of Mueller Water Products, LLC, a Delaware limited liability company (“Mueller Water”) and the ultimate parent company of Mueller Group LLC, a Delaware limited liability company (“Mueller Group”);

WHEREAS, Employee has been employed as the Chief Executive Officer of Mueller Water and Mueller Group;

WHEREAS, Walter Industries, Inc., a Delaware corporation (“Walter”), the parent company of HoldCo, has announced its intention to offer a portion of the common stock of HoldCo to the public, and thereafter to distribute the remaining shares of common stock of HoldCo to Walter’s shareholders;

WHEREAS, HoldCo desires that Mueller Water and Mueller Group will continue to employ Employee upon the terms set forth herein; and

WHEREAS, Employee desires to continue to be employed by Mueller Water and Mueller Group and to appropriately memorialize the terms and conditions of such employment.

NOW THEREFORE, Employee and HoldCo, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

SECTION 1. Basic Employment Provisions. (a) Employment and Term. Employee agrees to continue to serve as Chief Executive Officer of Mueller Group and to serve as Chief Operating Officer of Mueller Water, and HoldCo agrees to cause Mueller Group and Mueller Water to employ Employee in such capacities, all on the terms and conditions set forth herein. Such employment shall be for a period (the “Initial Employment Period”) that will commence on the Effective Date and continue until December 31, 2007 (unless earlier terminated as provided herein).  If Employee continues to be employed through December 31, 2007, Employee agrees to continue to be employed thereafter by Mueller Water and/or Mueller Group, and HoldCo agrees to cause Mueller Water and/or Mueller Group to employ Employee, all on the terms and conditions set forth herein, for a period  (the “Subsequent Employment Period”) beginning at the end of the Initial Employment Period and ending on Employee’s 65th birthday (unless earlier terminated as provided herein).  The period from the Effective Date to the final date of Employee’s employment is referred to herein as the “Employment Period.”

(b) Position. Employee shall be subject to the direction and supervision of the Chief Executive Officer of HoldCo and, as the Chief Executive Officer of Mueller Group and the Chief Operating

Officer of Mueller Water during the Initial Employment Period, shall have those duties and responsibilities which are assigned to him by the Chief Executive Officer of HoldCo consistent with his position and which are customarily assigned to senior executives with similar positions at comparable companies.  During the Subsequent Employment period, Employee shall be subject to the direction and supervision of the Chief Executive Officer of HoldCo and shall have a title, duties and responsibilities assigned to him by the Chief Executive Officer of HoldCo that are not inconsistent with Employee’s position during the Initial Employment Period; provided, however, that during the Subsequent Employment Period Employee shall not be required to work more than the equivalent of twelve weeks per year.  The parties expressly acknowledge that the Employee shall devote substantially all of his business time and attention to the transaction of the businesses of Mueller Group and Mueller Water. Employee agrees to perform faithfully the duties assigned to him to the best of his ability.

SECTION 2. Compensation. (a) Salary. Mueller Water shall pay to Employee during the Employment Period a base salary for the services to be rendered by Employee hereunder.  The initial amount of such base salary shall be $400,000 per annum. During the Initial Employment Period, Employee’s base salary may be increased from time to time (but not decreased) based upon an appraisal of Employee’s performance, such increases, if any, being subject to the approval of the Compensation Committee of the Board of Directors of HoldCo, in its sole discretion. During the Subsequent Employment Period, Mueller Water shall pay to Employee a base salary for the services to be rendered by Employee hereunder of at least $1,500,000 per annum.  During the Employment Period, such base salary shall accrue and be payable in accordance with Mueller Water’s payroll practices in effect from time to time. All such payments shall be subject to deduction and withholding authorized or required by applicable law.

(b) Bonus. During the Initial Employment Period, Employee shall additionally participate in an annual bonus plan providing for an annual bonus opportunity based on achievement of operating income, return on net assets and synergies targets, determined based on the annual business plan, as indicated in Exhibit A hereto.  During the Subsequent Employment Period, any participation by Employee in a bonus plan shall be at the discretion of, and on terms and conditions to be established by, the Compensation Committee of the Board of Directors of HoldCo.

(c) Benefits. During the Employment Period, Employee shall be entitled to participate in such other employee benefit plans, programs and arrangements as are customarily accorded the executives of HoldCo.

(d) Equity.  Employee shall receive equity grants with a value at grant date of $1,000,000 (calculated using a modified Black-Scholes model) on or about each of January 23, 2006 and December 31, 2006.  These grants shall each vest in full on December 31, 2007, and Employee shall have until December 31, 2010 to exercise any stock options included in either such equity grant.  The first of such equity grants shall consist of 15,750 restricted stock units and 15,750 non-qualified stock options with a strike price equal to the average of the high and low trading prices for Walter Industries, Inc. common stock on the New York Stock Exchange on the grant date (or, if the grant date is not a business day, on the last trading day prior to the grant date).  The first equity grant will be denominated in the common stock of Walter Industries, Inc., and it is anticipated that the second grant will be denominated in the common stock of HoldCo.  The first equity grant will be converted into an equivalent equity grant in the stock of HoldCo. no later than 90 days following the distribution of the common stock of HoldCo to the shareholders of Walter.  Upon conversion into a HoldCo equity grant, the first equity grant will preserve the value, terms and conditions of the Walter equity grant.

SECTION 3. Termination. (a) Death or Disability. Employment of Employee under this Agreement shall terminate automatically upon the death or total disability of Employee. For purposes of this Agreement, “total disability” shall be deemed to have occurred if Employee shall have been unable to perform the duties of his employment due to mental or physical incapacity for a period of 6 consecutive months.

(b) Cause. The Board may terminate the employment of Employee under this Agreement for Cause. For the purposes of this Agreement, “Cause” shall be deemed to be (i) Employee’s failure (other than immaterial failures not occurring in bad faith and which, if capable of being remedied, are remedied by Employee within 30 days after receipt of notice thereof given by HoldCo) to act in accordance with the instructions of the Chief Executive Officer of HoldCo, which instructions are also consistent with the terms of this Agreement; (ii) Employee’s conviction of a felony arising from or any act of fraud, embezzlement, or willful dishonesty by Employee in relation to the business or affairs of Mueller Water, Mueller Group or HoldCo or any other felonious conduct on the part of Employee that is demonstrably detrimental to the best interests of Mueller Water, Mueller Group or HoldCo or any subsidiary or affiliate thereof; (iii) Employee’s being repeatedly under the influence of illegal drugs or alcohol while performing his duties; or (iv) any other willful act which is demonstrably injurious to the financial condition or business reputation of HoldCo or any subsidiary or affiliate thereof, including Employee’s breach of the provisions of any written noncompetition, nonsolicitation or confidentiality covenant in favor of HoldCo binding upon Employee.

(c) Without Cause.  HoldCo may terminate the employment of Employee under this Agreement without Cause.

(d) Constructive Termination. Employee may elect to terminate his employment under this Agreement upon a Constructive Termination Without Cause, as defined in the next sentence, For purposes of this Agreement, “Constructive Termination Without Cause” shall mean a termination of Employee’s employment at his initiative following the occurrence, without Employee’s prior written consent, of one or more of the following events:

(i) any failure by HoldCo to comply with any of the provisions of this Agreement, other than immaterial failures not occurring in bad faith and which, if capable of being remedied, are remedied by HoldCo within 30 days after receipt of notice thereof given by Employee;

(ii) the material diminution of Employee’s position (including status, offices, titles and reporting relationships), duties or responsibilities, as described in Section 1, as in effect during the effectiveness of this Agreement, excluding immaterial actions not taken in bad faith and which are remedied within 30 days after receipt of notice thereof given by Employee; provided, however, that it shall not be considered a material diminution of Employee’s position as long as Employee carries a title of Chief Operating Officer or higher and reports to the CEO of HoldCo or any successor; and provided further, however, that this Section 3(d)(ii) shall not be applicable following the Initial Employment Period.

(iii) any purported termination of Employee’s employment, other than as expressly permitted by Section 3(b); or

(iv) any failure by HoldCo to comply with and satisfy the provisions of Section 6, or failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of HoldCo to assume expressly and agree to perform this Agreement in the same manner and to the same extent that HoldCo would be required to perform it if no such succession had taken place; provided, in either case, that the successor contemplated by Section 6 has received, at least 10 days prior to the giving of notice of constructive termination by Employee, written notice from HoldCo or Employee of the requirements of the provisions of Section 6 or of such failure.

SECTION 4. Compensation Following Termination. (a) Death or Disability. If the Employment Period is terminated pursuant to Section 3(a), then this Agreement shall terminate, and no further compensation shall be payable to Employee, except that (i) Employee or Employee’s estate, heirs or beneficiaries, as applicable, shall be entitled, in addition to any other benefits to which Employee is or may become entitled under any benefit plan, to receive from HoldCo continued payment of (A) Employee’s then current base salary hereunder for the remainder of HoldCo’s fiscal year as if the Employment Period had not been terminated pursuant to Section 3(a) and expense reimbursement pursuant to Section 5; (B) if the performance objectives pursuant to Section 2(b) have been satisfied, Employee’s then current bonus prorated for the period of Employee’s employment during HoldCo’s fiscal year in which the Employment Period is terminated and (C) all other benefits to which Employee would otherwise be entitled hereunder during the Employment Period until the Employment Period terminates and (ii) any options on shares of the common stock of, or other equity interest (such options or other equity interest, the “Equity Interest”) awarded to Employee shall be governed as provided for under the applicable option plan or award or other agreement relating to the Equity Interest.

(b) Termination for Cause or Voluntary Termination. If the Employment Period is terminated for Cause or is voluntarily terminated by Employee for reasons other than those described in Sections 3(a) or 3(d), then no further compensation or benefits shall be paid to Employee after the date of termination (other than compensation earned but not paid prior to the date of termination and expense reimbursement pursuant to Section 5) and any Equity Interest awarded to Employee shall be governed as provided for under the applicable option plan or award or other agreement relating to the Equity Interest.

(c) Termination Without Cause or Constructive Termination Without Cause. If the Employment Period is terminated pursuant to Section 3(c) or 3(d), then Employee shall be entitled to receive from HoldCo continued payment of Employee’s base salary and bonus pursuant to the terms hereof until Employee’s 65th birthday. Any Equity Interest awarded to Employee shall be governed as provided for under the applicable option plan or award or other agreement relating to the Equity Interest; provided, however, that notwithstanding any provisions of the applicable option plan or award or other agreement relating to any Equity Interest awarded to Employee, any Equity Interest then held by Employee shall vest.  Employee shall be entitled during the Employment Period to continue to receive the benefits to which he would otherwise be entitled pursuant to Section 2(c) until such time as Employee is eligible to receive comparable benefits from subsequent employment or self-employment. Such continuation of compensation and benefits shall continue until Employee’s 65th birthday, notwithstanding any earlier death of Employee.

SECTION 5. Expense Reimbursement. Upon the submission of reasonably detailed documented expense account reports, HoldCo shall reimburse or cause Mueller Water to reimburse Employee for all reasonable business-related travel and entertainment expenses incurred by Employee in the course of his employment.

SECTION 6. Assignability; Binding Nature. This Agreement shall be binding and inure to the benefit of the parties, and their respective successors, heirs (in the case of Employee) and assigns. No obligations of HoldCo under this Agreement may be assigned or transferred by HoldCo except pursuant to a merger or consolidation of HoldCo in which HoldCo is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of HoldCo; provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of HoldCo and such assignee or transferee assumes the liabilities, obligations and duties of HoldCo, as contained in this Agreement, either contractually or as a matter of law. As used in this Agreement, “HoldCo” shall mean HoldCo as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 7. Confidential Information. (a) Nondisclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of Mueller Water, Mueller Group and HoldCo, in any manner whatsoever, any Confidential Information (as hereinafter defined) of HoldCo or any subsidiary or affiliate thereof without the prior written consent of the Chief Executive Officer of HoldCo.

(b) Definition. As used in this Section 7, “Confidential Information” means information about HoldCo or any subsidiary or affiliate thereof, or their respective businesses, products and practices which information is disclosed to or known by Employee as a direct or indirect consequence of or through Employee’s employment and is not generally known in the business in which HoldCo or such subsidiary or affiliate thereof is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) available to the public from an originating source other than Employee; (ii) released in writing by HoldCo to the public; (iii) required to be disclosed by Employee pursuant to any court process or any government or agency or department of any government or (iv) the subject of a written waiver executed by HoldCo for the benefit of Employee.

(c) Return of Property. Upon termination of Employee’s employment, Employee will surrender to HoldCo all Confidential Information, including without limitation, all lists, charts, schedules,

reports, financial statements, books and records of HoldCo or any subsidiary or affiliate thereof, and all copies thereof, and all other property belonging to HoldCo or any subsidiary or affiliate thereof; provided that Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of HoldCo, which will include the use thereby by Employee in any litigation or similar proceeding to which Employee is a party or in an audit by any government agency involving Employee.

     SECTION 8. Agreement Not to Compete. Employee hereby agrees that until December 31, 2012 , Employee shall not, either in his own behalf or as a partner, member, officer, director, employee, consultant, advisor, agent or shareholder (other than (i) as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended from time to time, or (ii) any capital stock of Holdings or its successors) engage in, invest in or render services to any person or entity engaged in the businesses in which HoldCo or any subsidiary or affiliate thereof are then engaged and situated within any country. Nothing contained in this Section 8 shall be construed as restricting Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.

SECTION 9. Agreement Not to Solicit Employees. Employee agrees that following the termination of the Employment Period for any reason, for eighteen months, neither he nor any affiliate shall, on behalf of any business engaged in a business competitive with HoldCo or any subsidiary or affiliate thereof, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, either of HoldCo or any subsidiary or affiliate thereof to terminate his employment or agency, as the case may be, with either of HoldCo or such subsidiary or affiliate.

SECTION 10. Enforcement of Noncompetition and Nonsolicitation Restrictions. Employee acknowledges that the restrictions imposed under Sections 8 and 9, in view of the nature of the businesses in which HoldCo are engaged and Employee’s position, are reasonable and necessary to protect the legitimate interests of HoldCo. However, Employee agrees that if any of these restrictions are construed to be invalid or unenforceable, the remainder of the restrictions shall not be affected, and if any restriction is held to be unenforceable because of the area covered, the duration or the scope, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope, and the restriction shall then be enforceable in its reduced form. While HoldCo and Employee intend that the restrictions set forth in Sections 8 and 9 be observed and enforced for the full duration of the applicable periods described in Sections 8 and 9, HoldCo and Employee agree that if Employee violates these restrictions during such period, or a court of competent jurisdiction rules that these restrictions are not enforceable during any portion of the applicable periods described in Section 8 or 9, Employee shall not be entitled to any of the amounts, if any, paid or payable under Sections 4(c) or 4(d) in respect of any such periods that the restrictions are not observed by Employee or any such periods that the restrictions are ruled unenforceable by any such court. Employee acknowledges and accepts that the restrictions and remedies in this Agreement will apply without regard to the reason for termination of Employee’s employment, or to whether Employee’s employment is terminated by Employee or by HoldCo.

SECTION 11. No Violation. Employee hereby represents and warrants to HoldCo that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which Employee or, to the best knowledge of Employee, any of Employee’s affiliates, are a party or are otherwise bound.

SECTION 12. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

SECTION 13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice as herein provided:

HoldCo:	Mueller Holding Company, Inc.
4211 W. Boy Scout Blvd.
Tampa, FL 33607
Attn: General Counsel
Fax: (813) 871-4420

Employee:	Dale B. Smith
C/O Mueller Group
500 West Eldorado Street
Decatur, Illinois 62522
Fax: (217) 425-7382

SECTION 14. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance for this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

SECTION 15. Amendments. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of HoldCo and by Employee.

SECTION 16. Waiver. No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

SECTION 17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.

SECTION 18. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New York.

SECTION 19. Payment Upon Death of Employee. In the event of the death of Employee during the term hereof, any unpaid payments due either prior to Employee’s death or after Employee’s death shall be payable as designated by Employee in writing to HoldCo. In the event of the death of all such persons so designated by Employee, either prior to the death of Employee or during any time when payments are due as provided herein, or in the event Employee fails to so designate, or withdraws all such designations, said payments thereafter shall be made to Employee or to Employee’s estate, heirs or beneficiaries.

SECTION 20. Prior Employment Agreement. This Agreement supersedes any and all other employment, change-in-control, severance or similar agreements (written or oral) between Employee and HoldCo. and/or any affiliate of HoldCo.

SECTION 21. Arbitration. Any dispute between the parties arising out of this Agreement, whether as to this Agreement’s construction, interpretation or enforceability or as to any party’s breach or alleged breach of any provision of this Agreement, shall be submitted to arbitration in accordance with the following procedures:

(i) Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy and (y) the name of the arbitrator selected by the party giving the notice.

(ii) Not more than 15 days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named the Arbitration Committee of the American Arbitration Association. Not more than 15 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

(iii) The dispute shall be arbitrated at a hearing that shall be concluded within 10 days immediately following the date that the dispute is submitted to arbitration, unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within 10 days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

(iv) All expenses of the arbitration shall be borne by HoldCo. The agreement of the parties contained in the foregoing provisions of this Section 21 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the parties arising out of this Agreement.

SECTION 22. No Duty to Mitigate. Except to the extent set forth in Section 4(c), Employee shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 4 by seeking other employment or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MUELLER HOLDING COMPANY, INC.

By:	/s/ GE Hyland
Name: GE Hyland
Title: Chairman, President and CEO

/s/ DB Smith
Dale B. Smith